EXHIBIT 11.1

Wilmar Industries, Inc.
Statement regarding Computation of Net Income Per Share

PRIMARY EARNINGS PER SHARE

                                              THREE MONTHS           THREE MONTHS             NINE MONTHS            NINE MONTHS
                                                  ENDED                  ENDED                   ENDED                  ENDED
                                            SEPTEMBER 29,1995      SEPTEMBER 27, 1996      SEPTEMBER 29,1995      SEPTEMBER 27, 1996
                                           -------------------    --------------------    -------------------    -------------------
Income Before Income Taxes                   $     1,535,715       $      2,955,878        $      3,654,771        $      6,585,864

Provision for Income Taxes (2)                       615,000              1,099,000               1,465,000               2,551,000
                                              ---------------       ----------------         ---------------        ----------------

Net Income (2)                               $       920,715       $      1,856,878         $     2,189,771        $      4,034,864
                                              ===============       ================         ===============        ================



Weighted Average Shares Outstanding                5,320,000             12,020,511               5,432,000              10,466,024

Common Stock Equivalents :
 Preferred Stock                                   2,225,258                                      1,708,569                 238,276

Items issued within one year of IPO: (1)
 Common Stock                                                                                       683,333
 Stock Options                                       172,327                272,630                 172,327                 276,106
                                              ---------------       ----------------         ---------------        ----------------

Total Weighted Average Shares Outstanding          7,717,585             12,293,141               7,996,229              10,980,406
                                              ===============       ================         ===============        ================

Net Income Per Share (2)                     $          0.12       $           0.15         $          0.27        $           0.37
                                              ===============       ================         ===============        ================
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(1) Common stock issued and stock options granted at prices lower then the assumed initial public offering price within a one year period prior to an initial public offering are included in the calculation (using the treasury stock method and the assumed initial public offering price) as if they were outstanding for all periods presented (See Notes 2 and 6).


(2) The provision for income taxes, net income, and net income per share amounts reflected for the period ended March 31, 1995 represents pro forma amounts as if the Company had been subject to federal and state income taxation as a C
Corporation since inception.

FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.